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December 1, 1994



UST Corp.
40 Court Street
Boston, Massachusetts 02108

     Re:  UST Corp. - Registration Statement on Form S-8

Gentlemen:

As Executive Vice President, General Counsel and Clerk to UST Corp., a Massachusetts Corporation (the "Company"), I have acted as counsel to the Company in connection with the registration of an aggregate of 1,000,000 shares of the Company's common stock, par value $0.625 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), to be issued pursuant to the Company's Stock Compensation Plan (the "Stock Compensation Plan"), in addition to the 437,000 shares of Common Stock issuable pursuant to the Stock Compensation Plan that were registered by Registration Statement No. 33-54390 on Form S-8.

In rendering the opinion set forth below, I have examined certain corporate records of the Company, including its Restated Articles of Organization, as amended, its By-laws, minutes of meetings of its Board of Directors and stockholders and such other documents, instruments and certificates of government officials and officers of the Company as I have deemed necessary.

I have made such examination of Massachusetts law as I have deemed relevant for purposes of this opinion, but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

Based upon and subject to the foregoing, I am of the opinion that the Common Stock to be issued from time to time pursuant to the Stock Compensation
Plan will be duly authorized, validly issued, fully paid and nonassessable.


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UST Corp.
December 1, 1994
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I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, in the Registration Statement.

Very truly yours,



ERIC R. FISCHER
Executive Vice President
General Counsel and Clerk